Exhibit 99.1

Dorian LPG Ltd. Announces Fourth  Quarter and Full Fiscal Year 2019 Financial Results

Stamford, CT –May 23, 2019 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2019.

Highlights for the Fourth Quarter Ended March 31, 2019

▪	Revenues of $34.5 million.

▪	Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $18,883.

▪	Adjusted EBITDA(1) of $14.1 million.

▪	Net loss of $(16.0) million, or $(0.29) loss per basic and diluted share (“EPS”), and adjusted net loss(1) of $(12.0) million, or $(0.22) adjusted diluted loss per share (“adjusted EPS”)(1).

▪	Time chartered-in the 2018-built Laurel Prime to our fleet with an expiration during the first calendar quarter of 2020.

Highlights for the Fiscal Year Ended March 31, 2019

▪	Revenues of $158.0 million.

▪	TCE(1) rate for our fleet of $21,746.

▪	Adjusted EBITDA(1) of $64.4 million, which includes $10.0 million of expenses related to the BW LPG proposal.

▪

Net loss of $(50.9) million, or $(0.93) EPS, and adjusted net loss(1) of $(43.1) million, or $(0.79) adjusted EPS(1), which also includes $10.0 million of expenses related to the BW LPG proposal, or $(0.18) per diluted share.

(1)

TCE, adjusted net loss, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net loss to adjusted net loss, EPS to adjusted EPS and net loss to adjusted EBITDA included later in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “We are encouraged by market improvements over the last two months, which resulted in rates not seen since the start of 2016, and we are cautiously optimistic about a sustained improvement in rates as North American LPG export capacity is forecast to grow considerably over the next two years. We already have two ships which are fitted with exhaust gas cleaning equipment and plan to have more than half our fleet take advantage of the expected fuel price differentials. Our teams have worked diligently over the last eighteen months to prepare for the impending IMO 2020 changes and further enhance our fleet’s competitive position.”

Fourth Quarter Fiscal Year 2019 Results Summary

Our net loss amounted to $(16.0) million, or $(0.29) per share, for the three months ended March 31, 2019, compared to a  net loss of $(3.5) million, or $(0.06) per share, for the three months ended March 31, 2018.

Our adjusted net loss amounted to $(12.0) million, or $(0.22) per share for the three months ended March 31, 2019, compared to adjusted net loss  of $(9.8) million, or $(0.18) per share, for the three months ended March 31, 2018.  We have adjusted our net loss for the three months ended March 31, 2019 for an unrealized loss on derivative instruments of $3.9 million. Please refer to the reconciliation of net loss to adjusted net loss, which appears later in this press release.

The $2.2 million change in adjusted net loss for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 is primarily attributable to a  reduction in revenues of $4.6 million, a $0.6 million increase in voyage expenses, and the addition of $0.2 million in charter hire expenses from our chartered-in VLGC, partially offset by a $1.4 million increase in realized gain on derivatives, a  $1.0 million decrease in general and administrative expenses,  and a 0.8 million decrease in interest and finance costs.

The TCE rate for our fleet was $18,883 for the three months ended March 31, 2019, a 23.5% decrease from the $24,695 TCE rate from the same period in the prior year, primarily driven by relatively flat spot market rates coupled with increased bunker prices.  Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 79.2% in the quarter ended March 31, 2018 to 90.2% in the quarter ended March 31, 2019.

Vessel operating expenses per day increased to $8,104 during the three months ended March 31, 2019 from $8,027 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues of $34.5 million for the three months ended March 31, 2019,  including net pool revenues—related party, voyage charters, time charters and other revenues earned by our vessels, decreased $4.6 million, or 11.7%, from $39.0 million for the three months ended March 31, 2018.  The decrease is primarily attributable to a reduction in TCE rates partially offset by an increase in utilization from 79.2% for the three months ended March 31, 2018 to 90.2% for the three months ended March 31, 2019.  The reduction in TCE rates from $24,695 during the three months ended March 31, 2018 to $18,883 during the three months ended March 31, 2019 was primarily driven by relatively flat spot market rates coupled with increased bunker prices.

Voyage Expenses

Voyage expenses were $0.9 million during the three months ended March 31, 2019, an increase of $0.6 million, or 180.4%, from $0.3 million for the three months ended March 31, 2018.  Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters, by the charterer under time charters, and by the pool for our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The increase in voyage expenses for the three months ended March 31, 2019, when compared to the three months ended March 31, 2018, was mainly attributable to an increase in bunker expenses.

Vessel Operating Expenses

Vessel operating expenses were $16.0 million during the three months ended March 31, 2019, or $8,104 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet,  increasing slightly by $0.1 million, or 1.0%,  from $15.9 million, or $8,027 per vessel per calendar day, for the three months ended March 31, 2018. The increase in vessel operating expenses was primarily the result of a $0.2 million, or $124 per vessel per calendar day, increase in spares, stores, and repairs and maintenance costs,  partially offset by a reduction of crew wages and related costs of $0.1 million, or $73 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were $5.7 million for the three months ended March 31, 2019, a decrease of $1.0 million, or 15.4%, from $6.7 million for the three months ended March 31, 2018. The decrease was mainly due to a $0.5 million decrease in professional and legal fees unrelated to the BW Proposal, a $0.5 million financial advisory fee during the three months ended March 31, 2018 that did not recur during the three months ended March 31, 2019, and a $0.3 million decrease in salaries, wages and benefits, partially offset by an increase of $0.1 million in stock-based compensation and an increase of $0.2 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $10.1 million for the three months ended March 31, 2019, a decrease of $0.8 million, or 7.1%, from $10.9 million for the three months ended March 31, 2018. The decrease of $0.8 million during the three months ended March 31, 2019 was mainly due to a  reduction of $2.2 million in amortization of deferred financing fees primarily resulting from the accelerated amortization of deferred financing fees from the refinancings of the Concorde and Corvette during the three months ended March 31, 2018, along with a decrease of $0.1 million in loan expenses. Partially offsetting the reductions was an increase of $1.5 million in interest incurred on our long-term debt, primarily resulting from an increase in LIBOR, partially offset by a decrease in average indebtedness. Average indebtedness, excluding deferred financing fees, decreased from $764.4 million for the three months ended March 31, 2018 to $723.8 million for the three months ended March 31, 2019. As of March 31, 2019, the outstanding balance of our long-term debt, excluding deferred financing fees, was $710.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to approximately $3.9 million for the three months ended March 31, 2019, compared to a gain of $6.4 million for the three months ended March 31, 2018. The unfavorable $10.3 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives amounted to approximately $1.3 million for the three months ended March 31, 2019,  compared to a realized gain on derivatives of $0.1 million for the three months ended March 31, 2018.  The favorable $1.2 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (the “2015 Debt Facility”).

Fiscal Year 2019 Results Summary

Our net loss amounted to $(50.9) million, or $(0.93) per share, for the year ended March 31, 2019, compared to  a net loss of $(20.4) million, or $(0.38) per share, for the year ended March 31, 2018.

Our adjusted net loss amounted to $(43.1) million, or $(0.79) per share, for the year ended March 31, 2019, compared to an adjusted net loss of $(32.9) million, or $(0.62) per share, for the year ended March 31, 2018. We have adjusted our net loss for the year ended March 31, 2019 for unrealized losses on derivative instruments of $7.8 million. We have adjusted our net loss for the year ended March 31, 2018 for unrealized gains on derivatives of $8.4 million and gain on early extinguishment of debt of $4.1 million. Please refer to the reconciliation of net loss to adjusted net loss, which appears later in this press release.

The unfavorable change of $10.2 million in adjusted net loss for the year ended March 31, 2019 compared to the year ended March 31, 2018 is primarily attributable to professional and legal fees related to the BW Proposal (defined below) of $10.0 million, a $4.9 million increase in interest and finance costs, a $2.6 million increase in vessel operating expenses, and a reduction in revenues of $1.3 million, partially offset by a favorable $5.1 million change in realized gain/(loss) on derivatives, a $1.8 million decrease in general and administrative expenses,  a $1.4 million increase in interest income,  and a $0.5 million decrease in voyage expenses.

The TCE rate for our fleet was $21,746 for the year ended March 31, 2019,  a slight 1.0% decrease from the $21,966 TCE rate from the prior year, reflecting continued subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 89.1% in the year ended March 31, 2018 to 89.9% in the year ended March 31, 2019.

Vessel operating expenses per day decreased to $8,329 in the year ended March 31, 2019 from $8,009 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $158.0 million for the year ended March 31, 2019, a decrease of $1.3 million, or 0.8%, from $159.3 million for the year ended March 31, 2018. TCE rates of $21,746 for the year ended March 31, 2019 decreased from $21,966 for the year ended March 31, 2018. During the year ended March 31, 2018, the board of the Helios Pool approved a reallocation of pool profits in accordance with the pool participation agreements. This reallocation resulted in a $260 increase in our fleet’s overall TCE rates for the year ended March 31, 2018 due mainly to favorable speed and consumption performance of our VLGCs operating in the Helios Pool compared to other VLGCs operating in the Helios Pool. Excluding this reallocation, TCE rates increased slightly by $40 when comparing the year ended March 31, 2019 with the year ended March 31, 2018. The increased spot market rate was partially offset by increased bunker costs and other voyage expenses, which are deducted from gross revenues when calculating TCE rates. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $34.702 during the year ended March 31, 2018 compared to an average of $27.455 for the year ended March 31, 2018. The increase in net pool revenues—related party was primarily due to the increased spot market rate and an additional vessel being redelivered off time charter and into the Helios Pool in the year ended March 31, 2019. The decrease in time charter revenues during the year ended March 31, 2019 compared to the year ended March 31, 2018 was primarily due to the expiration of a time charter and subsequent redelivery into the Helios Pool in the year ended March 31, 2019.

Voyage Expenses

Voyage expenses were $1.7 million during the year ended March 31, 2019, a decrease of $0.5 million, or 23.3%, from $2.2 million for the year ended March 31, 2018. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters, by the charterer under time charters, and by the pool for our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the year ended March 31, 2019 when compared to the year ended March 31, 2018 was mainly attributable to a reduction in port charges and other related expenses.

Vessel Operating Expenses

Vessel operating expenses were $66.9 million during the year ended March 31, 2019, or $8,329 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $2.6 million, or 4.0%, from $64.3 million, or $8,009 per vessel per calendar day, for the year ended March 31, 2018. The increase in vessel operating expenses was primarily the result of a $3.5 million, or $431 per vessel per calendar day, increase in spares, stores, and repairs and maintenance costs, and a $0.3 million purchase of coolant for one of our VLGCs coming off drydock in July 2018, resulting in an increase of $40 per vessel per calendar day. Partially offsetting the increases was a reduction of crew wages and related costs of $1.2 million, or $144 per vessel per calendar day.

Professional and Legal Fees Related to the BW Proposal

BW LPG Limited and its affiliates (“BW”) made an unsolicited proposal to acquire all of our outstanding common stock and commenced a proxy contest to replace three members of our board of directors with nominees proposed by BW. BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018 (the “BW Proposal”). Professional and legal fees related to the BW Proposal were $10.0 million for the year ended March 31, 2019.

General and Administrative Expenses

General and administrative expenses were $24.4 million for the year ended March 31, 2019, a decrease of $1.8 million, or 6.7%, from $26.2 million for the year ended March 31, 2018. The decrease was mainly due to a $1.5 million decrease in professional and legal fees unrelated to the BW Proposal, and a $0.6 million decrease in salaries, wages and benefits, partially offset by an increase of $0.3 million in stock-based compensation. The decrease in salaries, wages and benefits was primarily due to $0.4 million decrease in cash bonuses to various employees during the year ended March 31, 2019 compared to the year ended March 31, 2018.

Interest and Finance Costs

Interest and finance costs amounted to $40.6 million for the year ended March 31, 2019, an increase of $4.9 million from $35.7 million for the year ended March 31, 2018. The increase of $4.9 million during the year ended March 31, 2019 was mainly due to an increase of $9.2 million in interest incurred on our long-term debt, primarily resulting from (i) an increase in LIBOR, (ii) an increase in margin on the $97.0 million bridge loan agreement with DNB Capital LLC (the “2017 Bridge Loan”), that we repaid in June 2018, and (iii) the fixed interest rates on the refinancings of the Corsair,  Concorde,  Corvette,  Captain John NP,  Captain Markos NL, and Captain Nicholas ML, during the year ended March 31, 2019 being higher than floating rates on our long-term debt during the year ended March 31, 2018, partially offset by a decrease in average indebtedness. Average indebtedness, excluding deferred financing fees, decreased from $754.1 million for the year ended March 31, 2018 to $747.2 million for the year ended March 31, 2019. As of March 31, 2019, the outstanding balance of our long-term debt, excluding deferred financing fees, was $710.1 million. Partially offsetting the increases was a reduction of $4.4 million in amortization of deferred financing fees primarily resulting from the accelerated amortization of deferred financing fees from the refinancings of the Corsair,  Concorde, and Corvette during the year ended March 31, 2018, along with the amortization of the 2017 Bridge Loan deferred financing fees that did not recur during the year ended March 31, 2019.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to approximately $7.8 million for the year ended March 31, 2019 compared to an unrealized gain of $8.4 million for the year ended March 31, 2018. The unfavorable $16.2 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain/(loss) on derivatives amounted to a realized gain of approximately $3.8 million for the year ended March 31, 2019, compared to a realized loss of $1.3 million for the year ended March 31, 2018. The favorable $5.1 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the 2015 Debt Facility.

Gain on early extinguishment of debt

Gain on early extinguishment of debt amounted to $4.1 million for the year ended March 31, 2018 and was attributable to the repayment of our bank debt provided by Royal Bank of Scotland plc. associated with each of the Captain John NP,  Captain Markos NL and the Captain Nicholas ML. There was no gain on early extinguishment of debt for the year ended March 31, 2019.

Fleet

The following table sets forth certain information regarding our fleet as of May 17, 2019. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(5)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(6)	Q1 2020
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool(7)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(8)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(7)	—
Corvette(3)(4)	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde(3)(4)	84,000	Hyundai	B	2015	X	Time Charter(9)	Q1 2020
Cobra	84,000	Hyundai	B	2015	X	Pool(7)	—
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool-TCO(6)	Q2 2019
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool-TCO(6)	Q4 2019
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(10)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(7)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

Time chartered-in VLGC
Laurel Prime(11)	83,305	Mitsubishi		2018	X	Pool(7)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	VLGC fitted with scrubber.
(5)	Currently on time charter with an oil major that began in December 2014.
(6)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(7)

“Pool” indicates that the vessel operates in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with an oil major that began in July 2014.
(9)	Currently on a time charter with a major oil company that began in March 2019.
(10)	Currently on a time charter with a major oil company that began in November 2015.
(11)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2020.

Market Outlook Update

Bolstered by additional volumes out of Marcus Hook in the northeast U.S. due to the startup of the Mariner East 2 pipeline, U.S. exports reached their highest levels for the first calendar quarter of 2019 in January with over 3 million metric tons of LPG exported during the month. However, significant reductions in U.S. exports were seen during the rest of the first calendar quarter of 2019 due to closure events in the Houston ship channel. Additionally, there was tightness in the East due to a reduction in Middle Eastern supply related to OPEC production cuts and U.S. sanctions on Iran. This created a strong arbitrage between the West and East, particularly towards the end of the first calendar quarter of 2019. Despite continued U.S.-China tariffs being in place for LPG, the Far East remained the primary destination for U.S. exports.

On the demand side, a new PDH facility started in China (Zhejiang Satellite No. 2), which created additional propane demand in the East. PDH margins in the Far East came under pressure in the first calendar quarter of 2019, however, with propylene prices falling and feedstock price remaining strong due to supply issues in Middle East and U.S. during parts of the quarter. This trend was most notable in March 2019 and early April. In Europe and Asia, propane and butane have generally been more economical feedstocks than naphtha so far this year. However, cracker shutdowns and U.S. supply constraints have limited imports for steam cracking somewhat. Overall, as the first quarter progressed, additional western supply helped widen the propane-naphtha spread in NW Europe from approximately $49/metric ton in January to $95/metric ton in March. In the East, this difference was less pronounced with many of the cargoes exported at the end of the quarter out of the U.S. not arriving until the second calendar quarter of 2019.

Elsewhere in Asia, India saw a strong first quarter of 2019 in terms of imports with levels hitting 1.4 million metric tons in February. It has been suggested that with upcoming elections and the end of the Indian financial year, many importers were increasing their volumes to the domestic subsidized market.

For the first calendar quarter, the Baltic Index averaged $30 per metric ton. The Baltic VLGC Index declined from $36 per metric ton in the fourth calendar quarter of 2018, stabilizing at near $25 per metric ton in February before rising in March to end the month at $41 per metric ton, representing the high for the quarter. For the second calendar quarter to date, the Baltic Index has averaged $56 per metric ton.

The VLGC orderbook stands at around 14% of the current global fleet. An additional 38 VLGCs, equivalent to around 3.1 million cbm of carrying capacity, will be added to the global fleet by calendar year-end 2021. The average age of the global fleet is now approximately nine years old.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Statement of Operations Data
Revenues	$34,467,366	$39,034,678	$158,032,485	$159,334,760
Expenses			.	.
Voyage expenses	875,265	312,170	1,697,883	2,213,773
Charter hire expenses	237,525	—	237,525	—
Vessel operating expenses	16,046,204	15,892,536	66,880,568	64,312,644
Depreciation and amortization	16,068,079	16,105,764	65,201,151	65,329,951
General and administrative expenses	5,665,250	6,694,250	24,434,246	26,186,332
Professional and legal fees related to the BW Proposal	2,311	—	10,022,747	—
Total expenses	38,894,634	39,004,720	168,474,120	158,042,700
Other income—related parties	635,817	643,489	2,479,599	2,549,325
Operating income/(loss)	(3,791,451)	673,447	(7,962,036)	3,841,385
Other income/(expenses)
Interest and finance costs	(10,122,260)	(10,894,624)	(40,649,231)	(35,658,045)
Interest income	428,817	292,571	1,755,259	440,059
Unrealized gain/(loss) on derivatives	(3,906,211)	6,368,402	(7,816,401)	8,421,531
Realized gain/(loss) on derivatives	1,293,291	89,838	3,788,123	(1,328,886)
Gain on early extinguishment of debt	—	—	—	4,117,364
Other loss, net	144,239	4,371	(61,619)	(234,094)
Total other income/(expenses), net	(12,162,124)	(4,139,442)	(42,983,869)	(24,242,071)
Net loss	$(15,953,575)	$(3,465,995)	$(50,945,905)	$(20,400,686)
Loss per common share—basic and diluted	(0.29)	(0.06)	(0.93)	(0.38)
Other Financial Data
Adjusted EBITDA(1)	$14,138,194	$18,237,423	$64,408,989	$74,515,790
Fleet Data
Calendar days(2)	1,980	1,980	8,030	8,030
Time chartered-in days(3)	10	—	10	—
Available days(4)	1,972	1,980	7,997	8,028
Operating days(5)(8)	1,779	1,568	7,189	7,153
Fleet utilization(6)(8)	90.2%	79.2%	89.9%	89.1%
Average Daily Results
Time charter equivalent rate(7)(8)	$18,883	$24,695	$21,746	$21,966
Daily vessel operating expenses(9)	$8,104	$8,027	$8,329	$8,009

	As of	As of
(in U.S. dollars)	March 31, 2019	March 31, 2018
Balance Sheet Data
Cash and cash equivalents	$30,838,684	$103,505,676
Restricted cash—non-current	35,633,962	25,862,704
Total assets	1,625,370,017	1,736,110,156
Total debt including current portion—net of deferred financing fees of $14.0 million and $16.1 million as of March 31, 2019 and March 31, 2018, respectively.	696,090,786	759,103,152
Total liabilities	712,687,459	776,696,794
Total shareholders’ equity	$912,682,558	$959,413,362

(1)

Adjusted EBITDA is an unaudited non-GAAP financial measure and represents net loss before interest and finance costs, unrealized (gain)/loss on derivatives, realized gain/(loss) on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net loss between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net loss, operating loss, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net loss. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net loss	$(15,953,575)	$(3,465,995)	$(50,945,905)	$(20,400,686)
Interest and finance costs	10,122,260	10,894,624	40,649,231	35,658,045
Unrealized (gain)/loss on derivatives	3,906,211	(6,368,402)	7,816,401	(8,421,531)
Realized (gain)/loss on derivatives	(1,293,291)	(89,838)	(3,788,123)	1,328,886
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Stock-based compensation expense	1,288,510	1,161,270	5,476,234	5,138,489
Depreciation and amortization	16,068,079	16,105,764	65,201,151	65,329,951
Adjusted EBITDA	$14,138,194	$18,237,423	$64,408,989	$74,515,790

(2)

We define calendar days as the total number of days in a period during which vessels  that were both commercially and technically managed were in our fleet. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels.

(4)

We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Numerator:
Revenues	$34,467,366	$39,034,678	$158,032,485	$159,334,760
Voyage expenses	(875,265)	(312,170)	(1,697,883)	(2,213,773)
Time charter equivalent	$33,592,101	$38,722,508	$156,334,602	$157,120,987

Pool adjustment*	—	—	—	(1,857,575)
Time charter equivalent excluding pool adjustment*	$33,592,101	$38,722,508	$156,334,602	$155,263,412

Denominator:
Operating days	1,779	1,568	7,189	7,153
TCE rate:
Time charter equivalent rate	$18,883	$24,695	$21,746	$21,966
TCE rate excluding pool adjustment*	$18,883	$24,695	$21,746	$21,706

* TCE rate adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreement due to favorable speed and consumption performance for our vessels operating in the Helios Pool.

(8)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended		Year ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Company Methodology:
Operating Days	1,779	1,568	7,189	7,153
Fleet Utilization	90.2%	79.2%	89.9%	89.1%
Time charter equivalent	$18,883	$24,695	$21,746	$21,966

Alternate Methodology:
Operating Days	1,968	1,980	7,991	8,028
Fleet Utilization	99.8%	100.0%	99.9%	100.0%
Time charter equivalent	$17,069	$22,303	$19,564	$19,572

We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net loss and adjusted EPS. We believe that adjusted net loss and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net loss and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net loss and EPS to adjusted net loss and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net loss	$(15,953,575)	$(3,465,995)	$(50,945,905)	$(20,400,686)
Unrealized (gain)/loss on derivatives	3,906,211	(6,368,402)	7,816,401	(8,421,531)
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Adjusted net loss	$(12,047,364)	$(9,834,397)	$(43,129,504)	$(32,939,581)

Loss per common share—diluted	$(0.29)	$(0.06)	$(0.93)	$(0.38)
Unrealized (gain)/loss on derivatives	0.07	(0.12)	0.14	(0.16)
Gain on early extinguishment of debt	—	—	—	(0.08)
Adjusted loss per common share—diluted	$(0.22)	$(0.18)	$(0.79)	$(0.62)

Conference Call

A conference call to discuss the results will be held today, May 23, 2019 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and request to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13691099. The replay will be available until May 30, 2019, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.